Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact Information:
ESS Technology, Inc.	Rebecca Mack
Investor Relations	Bergman Mack & Associates
(510) 492-1161	(949) 981-4496
rebecca@bergmanmack.com
ESS TECHNOLOGY APPOINTS JOHN MARSH
CHIEF FINANCIAL OFFICER
     FREMONT, Calif., August 15, 2007—ESS Technology, Inc. (Nasdaq: ESST) today announced the appointment of John Marsh, ESS’s Corporate Controller, to the position of vice president and chief financial officer. The appointment is effective immediately.
     Robert Blair, ESS’s president and CEO said, “We are very fortunate to have someone of John Marsh’s caliber and experience within the organization. He has the skills and the ability to lead ESS’s finance and accounting functions, and combined with his knowledge of the company, makes him the ideal candidate for the position. I look forward to working more closely with him as he assumes the role of ESS’s CFO.”
     Mr. Marsh, 48, with more than 20 years of experience in senior-level finance positions, joined ESS Technology in April 2001 and has held the position of Corporate Controller since September 2004. Prior to joining ESS, he held senior management positions in finance with SSE Telecom. Inc. from November 1999 to April 2001 and Cylink Corporation from January 1997, to January 1999; previously, he held finance and accounting positions with National Semiconductor Corporation. He received a Bachelor of Science degree in business administration from San Jose State University and is a certified public accountant.

About ESS Technology
     ESS Technology, Inc. designs and markets high-performance digital video processors for the consumer market.
     ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology’s common stock is traded on the Nasdaq Global Market under the symbol “ESST”. ESS Technology’s web site address is: http://www.esstech.com.